Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

MAY 1, 2017 TIME-BASED AWARD

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made effective and entered into as of May 1, 2017, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and Terry E. London (the “Grantee”).

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan (the “Plan”), the Committee that administers the Plan has the authority to grant Awards under the Plan to members of the Company’s Board of Directors (the “Board”); and

WHEREAS, in recognition of the Grantee’s past service as Chairman of the Board, and in order to provide additional incentive to continue to serve as Chairman of the Board during a critical period of transition for the Company, the Committee has determined that the Grantee be granted a Restricted Stock Award under the Plan for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1. Grant of Award. The Grantee is hereby granted a Restricted Stock Award under the Plan (this “Award”), subject to the terms and conditions hereinafter set forth, with respect to One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (142,857) restricted shares of Common Stock. Restricted shares of Common Stock covered by this Award shall be represented by a stock certificate registered in the Grantee’s name, or by uncertificated shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent, subject to the restrictions set forth in this Agreement. Any stock certificate issued shall bear the following or a similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Pier 1 Imports, Inc. 2015 Stock Incentive Plan and the Restricted Stock Award Agreement entered into between the registered owner and Pier 1 Imports, Inc. A copy of such plan and agreement is on file in the offices of Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.”

Any Common Stock certificates or book-entry uncertificated shares evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to any certificated restricted shares of Common Stock covered by this Award.

2. Transfer Restrictions. Except as expressly provided herein, this Award and the restricted shares of Common Stock issued with respect to this Award are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, this Award shall immediately become null and void and the restricted shares of Common Stock relating thereto shall be forfeited.

3. Restrictions.

(a) Regular Vesting. The restrictions on the shares of Common Stock covered by this Award shall lapse and such shares shall vest at the rate of (i) forty percent (40%) of such shares on first anniversary date of grant of this Award, (ii) forty percent (40%) of such shares on the second anniversary date of grant of this Award, and (iii) twenty percent (20%) of such shares on the third anniversary of the date of grant of this Award, provided, in each case, that the Grantee is then still serving as a member of the Company’s Board.

(b) Termination of Service. Upon termination of the Grantee’s services a member of the Board for any reason other than the Grantee’s voluntary retirement or voluntary decision not to stand for re-election to the Board, the restrictions on any unvested shares of Common Stock covered by this Award shall lapse and such shares shall become fully vested. Upon termination of the Grantee’s services a member of the Board due to the Grantee’s voluntary retirement or voluntary decision not to stand for re-election to the Board, the Grantee shall forfeit all rights in shares of Common Stock covered by this Award as to which the restrictions thereon shall not have lapsed, and the ownership of such shares shall immediately vest in the Company.

4. Voting and Dividend Rights. With respect to the Common Stock covered by this Award for which the restrictions have not lapsed, the Grantee shall have the right to vote such shares, but shall not receive any cash dividends paid with respect to such shares. Any dividend or distribution payable with respect to restricted shares of Common Stock covered by this Award that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any other form of dividend or distribution payable on shares of the restricted shares of Common Stock covered by this Award, and any consideration receivable for or in conversion of or exchange for the restricted shares of Common Stock covered by this Award, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Restricted Stock Award Agreement or with such modifications thereof as the Committee may provide in its absolute discretion.

5. Distribution Following End of Restrictions. Upon the expiration of the restrictions provided in Section 3 hereof as to any portion of the restricted shares of Common Stock covered by this Award, the Company in its sole discretion will either cause a certificate evidencing such amount of Common Stock to be delivered to the Grantee (or, in the case of his death after such events, cause such certificate to be delivered to Grantee’s legal representative, beneficiary or heir) or provide book-entry uncertificated shares designated for the Grantee (or, in the case of his death after such events, provide book-entry uncertificated shares designated for Grantee’s legal representative, beneficiary or heir) on the records of the Company’s transfer agent free of the legend or restriction regarding transferability, as the case may be; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock. All shares of Common Stock covered by this Award which do not vest as provided in Section 3 above, shall be forfeited by the Grantee along with all rights thereto, and the ownership of such shares shall immediately vest in the Company.

6. Securities Laws Requirements. The Company shall not be required to issue shares pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then listed; and (b) the Company has complied with applicable federal and state securities laws. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the Committee may from time to time deem appropriate, in which the Grantee represents that the shares acquired by Grantee under this Award are being acquired for investment and not with a view to the sale or distribution thereof.

7. Incorporation of Plan Provisions; Definitions. This Restricted Stock Award Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.

8. Miscellaneous. This Restricted Stock Award Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee. No contract or right of continued service shall be implied by this Agreement, nor shall this Agreement lessen or affect the Company’s rights to terminate the services of the Grantee. The terms and provisions of this Agreement shall constitute an instruction by the Grantee with respect to any uncertificated restricted shares of Common Stock covered by this Award.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement on the date first above written.

COMPANY:		GRANTEE:
Pier 1 Imports, Inc.

By:	/s/ Gregory S. Humenesky	/s/ Terry E. London
Gregory S. Humenesky		Terry E. London
EVP – Human Resources